UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form CB
TENDER OFFER/RIGHTS OFFERING
NOTIFICATION FORM
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☑
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☑
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
ABN AMRO Holding N.V.
(Name of Subject Company)
Not applicable
(Translation of Subject Company’s Name into English (if applicable))
The Netherlands
(Jurisdiction of Subject Company’s Incorporation or Organization)
Barclays PLC
(Name of Person(s) Furnishing Form)
Depositary receipts for convertible preference finance shares, nominal value €0.56 each
Formerly convertible preference finance shares, nominal value €2.24 each
(Title of Class of Subject Securities)
Not applicable
(CUSIP Number of Class of Securities (if applicable))
James Walker
Barclays Bank PLC
200 Park Avenue,
New York, New York 10166
United States of America
Tel. No.: 1-212-412-4000
(Name, Address (including zip code) and Telephone Number (including area code) of Person(s)
Authorized to Receive Notices and Communications on Behalf of Subject Company)
Copies to:

George H. White Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN United Kingdom Tel. No.: 011 44 20 7959 8900	Margaret E. Tahyar Davis Polk & Wardwell 121 avenue des Champs-Elysees 75008 Paris France Tel. No.: 011-33-1-56-59-36-70
August 7, 2007
(Date Tender Offer/Rights Offering Commenced)

PART I — INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents
Item 2. Informational Legends
PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
PART III — CONSENT TO SERVICE OF PROCESS
Exhibit Index
PART IV — SIGNATURES
EX-99.1.A.1: OFFERING MEMORANDUM OF BARCLAYS PLC
EX-99.1.A.2: UK PROSPECTUS
EX-99.1.A.3: NEWSPAPER ADVERTISEMENT
EX-99.2.A.2: BARCLAYS (NETHERLANDS) PROSPECTUS

PART I — INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents
(a)	The following documents are attached as exhibits to this Form CB:
(a)(1)	Offer Memorandum of Barclays PLC, dated August 6, 2007 (the “Dutch Offer Document”)

(a)(2)	Prospectus of Barclays PLC, dated August 6, 2007 (the “U.K. Prospectus”)

(a)(3)	Newspaper advertisement, dated August 7, 2007
(b)	Not applicable
Item 2. Informational Legends
Included in documents attached as exhibits hereto.
PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
(1)	Not applicable

(2)
(2)(a)	The following documents are incorporated by reference into the Dutch Offer Document:
(2)(a)(1)	U.K. Prospectus

(2)(a)(2)	Prospectus of Barclays (Netherlands) N.V.

(2)(a)(3)	Memorandum and Articles of Association of Barclays PLC, as adopted on April 26, 2007

(2)(a)(4)	Articles of Association of ABN AMRO Holding N.V., dated June 9, 2005
(2)(b)	The following documents are incorporated by reference into the U.K. Prospectus:
(2)(b)(1)	Annual Report on Form 20-F of Barclays PLC for the year ended December 31, 2006

(2)(b)(2)	Annual Report on Form 20-F of Barclays PLC for the year ended December 31, 2005
(3)	Not applicable

PART III — CONSENT TO SERVICE OF PROCESS
Barclays PLC has filed a written irrevocable consent and power of attorney on Form F-X with the Securities and Exchange Commission on August 7, 2007.

Exhibit Index

Exhibit
Number	Description

(1)(a)(1)	Offer Memorandum of Barclays PLC, dated August 6, 2007*

(1)(a)(2)	Prospectus of Barclays PLC, dated August 6, 2007 (the “U.K. Prospectus”)*

(1)(a)(3)	Newspaper advertisement, dated August 7, 2007*

(2)(a)(1)	U.K. Prospectus (incorporated by reference to Exhibit (1)(a)(2) hereto)

(2)(a)(2)	Prospectus of Barclays (Netherlands) N.V.*

(2)(a)(3)	Memorandum and Articles of Association of Barclays PLC, as adopted on April 26, 2007 (incorporated by reference to the Current Report on Form 6-K of Barclays PLC, filed on June 21, 2007)

(2)(a)(4)	Articles of Association of ABN AMRO Holding N.V., dated June 9, 2005 (incorporated by reference to the Annual Report on Form 20-F of ABN AMRO Holding N.V., filed on April 3, 2006)

(2)(b)(1)	Annual Report on Form 20-F of Barclays PLC for the year ended December 31, 2006 (incorporated by reference to the Annual Report on Form 20-F of Barclays PLC, filed on March 26, 2007)

(2)(b)(2)	Annual Report on Form 20-F of Barclays PLC for the year ended December 31, 2005 (incorporated by reference to the Annual Report on Form 20-F of Barclays PLC, filed on March 29, 2007)

* Filed herewith

PART IV — SIGNATURES
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Barclays PLC
By:	/s/ Lawrence Dickinson
Name:	Lawrence Dickinson
Title:	Company Secretary
Date:	August 7, 2007